Exhibit 99.1

Chromocell Names Frank Knuettel as Chief Executive Officer, Removing Interim Status Held Since July 2023

Freehold, New Jersey — March 18, 2024 —Chromocell Therapeutics Corp. (“Chromocell”, or the “Company”), (NYSE American: CHRO), a pioneer in the development of non-opioid pain treatment therapeutics, today announced that its interim CEO Frank Knuettel, has been appointed as the Company’s permanent CEO.

“I’m grateful to our board of directors and Chromocell’s investors for their support over the past seven months and for the confidence they have shown in my ability to lead the Company,” said Frank Knuettel, CEO of Chromocell. “I look forward to continuing to work with them and leading the effort to push forward our announced clinical and pre-clinical programs and developing additional programs based on our proprietary non-opioid pain therapy compound.”

“Since being appointed Interim CEO, Frank has established himself as a goal-oriented and pragmatic leader,” added Todd Davis, Chairman of the Board of Directors for the Company. “The Board is pleased to remove the “interim” title and believes Frank has the experience, knowledge, and strategic perspective to build our current programs, expand our portfolio of non-opioid pain treatment therapies, and seek suitable monetization of certain programs at the appropriate times.”

Mr. Knuettel was previously appointed Interim CEO in July 2023, while currently serving as the Company’s CFO, a role he will continue to fill for the near future.

About Chromocell Therapeutics Corp.

Chromocell Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive, therapeutics to alleviate pain and other associated medical conditions. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of chronic neuropathic pain and eye pain. The Company’s portfolio also includes pre-clinical work on other sodium channel receptor subtypes and the Company intends to explore these and other compounds for the treatment of additional pain indications. For company updates and to learn more about Chromocell, visit www.chromocell.com or follow us on social media.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company’s anticipated use of proceeds. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form S-1 related to the public offering (SEC File No. 333-269188). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Chromocell Media and Investor Inquires:

LR Advisors LLC.

Jason Assad

678-570-6791

Jason@Chromocell.com